                                                                    EXHIBIT 12.2

                        WORLDCOM, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                 (in millions)

                                                                      For the
                                                                    nine months
                                                                       ended
                                 Year ended December 31,           September 30,
                         ----------------------------------------- -------------
                          1995    1996     1997    1998     1999       2000
                         ------- -------  ------- -------  ------- -------------
Earnings:
Pretax income (loss)
 from continuing
 operations............. $   376 $(2,272) $   578 $(1,590) $ 7,164    $ 6,355
Fixed charges, net of
 capitalized interest...     285     315      500     774    1,098        822
                         ------- -------  ------- -------  -------    -------
  Earnings.............. $   661 $(1,957) $ 1,078 $  (816) $ 8,262    $ 7,177
                         ======= =======  ======= =======  =======    =======
Fixed Charges:
Interest cost........... $   270 $   308  $   538 $   928  $ 1,287    $ 1,064
Amortization of
 financing costs........       4       4        2      12       18         18
Interest factor of rent
 expense................      16      19       47      78      132        123
                         ------- -------  ------- -------  -------    -------
  Fixed charges......... $   290 $   331  $   587 $ 1,018  $ 1,437    $ 1,205
                         ======= =======  ======= =======  =======    =======
Deficiency of earnings
 to fixed charges....... $   --  $(2,288) $   --  $(1,834) $   --     $   --
Ratio of earnings to
 fixed charges (1)......  2.28:1     --    1.84:1     --    5.75:1     5.96:1
                         ======= =======  ======= =======  =======    =======

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(1)  For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense that WorldCom believes to be representative of interest.